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                                                                   Exhibit 10.11

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") dated as of November __, 2004, by and between HeartWare, Inc., a Delaware corporation (the "Company"), having its principal offices at 3351 Executive Way, Miramar, Florida 33025-3935, and Jeffrey Adrian LaRose (the "Executive"), an individual with an address at 10937 NW 61st CT, Parkland, FL 33076.

                                    RECITALS

     A. The Executive and Kriton Medical, Inc. ("Kriton") entered into an employment agreement, dated March 14, 1999 (the "Kriton Agreement").

     B. Effective June 10, 2003, the Company acquired substantially all the assets of Kriton in a proceeding in the United States Bankruptcy Court of the Southern District of Florida (the "Bankruptcy Proceeding"), including without limitation the Kriton Agreement.

     C. Pursuant to a letter agreement dated March 1, 2004 (the "Grant Letter"), the Company granted to the Executive an award (the "Rights Award") under its Retention Bonus and Equity Rights Plan, dated February 27, 2004 (the "Rights Plan"), of 20.0% of the Plan Value and Equity Rights Pool, respectively (as such terms are defined in the Rights Plan).

     D. The Company is currently contemplating undertaking (i) a restructuring under which some or all of the holders of the Company's Series B Preferred Stock, par value $.001 per share ("Series B Stock"), would exchange their shares of Series B Stock for ordinary shares of an existing Australian public company (the "Proposed Parent"), which would then own a majority of the voting shares of the Company, and (ii) a subsequent public offering of ordinary shares of the Australian company (collectively, the "Contemplated Transactions").

     E. As part of the Contemplated Transactions, the Proposed Parent would establish an employee stock option plan, pursuant to which employees of the Parent and the Company would be eligible to receive options to purchase ordinary shares of the Parent.

     F. The Company and the Executive desire to (i) terminate the Kriton Agreement and to replace it in its entirety with this Agreement and (ii) clarify the Executive's grants of equity in the event the Contemplated Transactions are consummated.

     NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, agree as follows:

     1. Termination of Kriton Agreement. The Kriton Agreement is hereby terminated as of the date hereof, and is null and void and of no further force or effect. The Executive and the Company agree that the sole terms and conditions of the Executive's employment shall be governed by this Agreement and the other agreements referred to herein.


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     2. Employment, Duties and Acceptance.

          (a) The Company employs the Executive to render exclusive and full-time services as the Chief Technical Officer of the Company and, in connection therewith, to perform such duties as are customarily assigned to individuals serving in such positions and such other duties as the Executive shall reasonably be directed to perform by the President of the Company. Executive shall report directly to the President of the Company.

          (b) The Executive accepts such employment and shall render the services referred to above. The Executive shall devote his full working time and energies (excluding periods of vacation and sick leave to which he is entitled) to the business and affairs of the Company and agrees to use his best efforts, skills and abilities to promote the Company's interests. Notwithstanding the foregoing, the Executive may devote such reasonable time as may be necessary, to the extent that it does not interfere with the performance of his duties and responsibilities hereunder, to (i) participate in charitable, civic, educational, professional or community affairs or serve on the board of directors or advisory committees of non-profit entities; and (ii) manage his private investments, in each case. The Executive shall not serve on the board of directors or advisory committees of for profit entities or engage in any consulting activity, other than those listed on Schedule A hereto, without the prior written consent of the Board.

     3. Compensation and Benefits. Subject to the Executive's adherence to all of his responsibilities under this Agreement and all other agreements with the Company, the Executive shall be entitled to receive the following compensation and benefits during his employment with the Company:

          (a) As compensation for all services to be rendered to the Company by the Executive, the Company shall pay the Executive a base salary at a rate of $135,000 per annum (the "Base Salary"). The Base Salary shall be increased to a rate of $175,000 per annum upon consummation of the Contemplated Transactions. The Executive shall be eligible to receive an annual bonus, subject to the attainment of objective performance goals and other criteria, as determined by the Board in its sole discretion. All such compensation shall be payable in accordance with the payroll and bonus policies of the Company as from time to time in effect, less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be reviewed by the Company at least annually; provided, however, that in the event the Base Salary is increased to $175,000 as described above, the first such review shall be at the end of fiscal year 2006. The Base Salary shall not be subject to reduction without the consent of the Executive, except that if the Board reduces the salary of all senior managers of the Company, the Base Salary shall be reduced by the same percentage as the percentage reduction in salary of such senior managers.

          (b) The Executive shall be permitted during his employment, if and to the extent eligible, to participate in all group insurance programs and other fringe benefit plans that the Company shall make available to its executive employees.


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          (c) The Executive shall be entitled to three (3) weeks of vacation annually in accordance with the Company's vacation policies as in effect from time to time.

          (d) Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive in the course of performing his duties hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may require.

     4. Equity Grants.

          (a) In the event that the Contemplated Transactions are not consummated, the Rights Award shall remain in full force and effect in accordance with the terms set forth in the Grant Letter and the Rights Plan, including without limitation the vesting provisions therein; and

          (b) In the event that the Contemplated Transactions are consummated,
     (i) the Executive shall be granted an option under an employee stock option plan adopted by the Proposed Parent (the "ESOP") to purchase that number of ordinary shares of the Parent as is equal to the percentage under the Rights Plan multiplied by a Dilution Factor (as hereinafter defined), at an exercise price per share to be determined in accordance with the rules and regulations of the Australian Stock Exchange ("ASX") (currently contemplated to be in the range of AU$0.15), vesting in accordance with the requirements of the ESOP and the ASX, if any, and (ii) the Rights Award and Grant Letter shall each automatically be terminated and of no further force or effect as of the closing date of the Contemplated Transactions.

     For purposes of this Section 4(b), the "Dilution Factor" shall be equal to the quotient obtained by dividing (x) Apple Tree Partners I, L.P.'s ("ATP's") fully diluted ownership of the Proposed Parent immediately following consummation of the Contemplated Transactions, without taking into account any (A) shares reserved for grant in the ESOP; (B) shares issuable upon exercise of warrants issued by the Proposed Parent; or (C) shares issued upon conversion of any convertible debt instrument that has been issued by HeartWare to ATP, by (y) ATP's fully diluted voting ownership, on an as-converted basis, of the Company immediately prior to consummation of the Contemplated Transactions.

          (c) The vesting in subsections (a) and (b) above are subject to the Executive's continued employment with the Company through each applicable vesting date.

     5. Employment at Will. This Agreement describes the compensation and benefits that the Executive is entitled to receive for so long as he remains employed by the Company, but is not a guarantee of employment for any particular period of time. At all times the Executive will remain an employee at will, and he and the Company are free to terminate his employment at any time for any reason. Should the Executive's employment with the Company terminate for any reason, he shall be entitled to receive only the pro rata portion of his Base Salary through the date of such termination, together with such other compensation or benefits to which the


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Executive may be entitled by law or under the terms of the Company's compensation and benefit plans then in effect.

     6. Proprietary Information Agreement. The Executive understands and agrees that the existing Proprietary Information and Inventions Assignment Agreement, dated _______, 1999, between Executive and Kriton, which was assigned to and assumed by the Company in the Bankruptcy Proceeding, shall remain in full force and effect. The Executive represents and warrants that he has complied at all times with such agreement, and covenants and agrees that he will continue to do so.

     7. Restrictive Covenants. During the Term of this Agreement and for a period of one (1) year after termination of the Executive's employment with Company for any reason, the Executive shall not, anywhere in the Restricted Area (as defined below), directly or indirectly, for his own account, or on behalf of any other third person or entity, (x) perform any services of the type he performed for Company under this Agreement for any business engaged in whole or in part in competition with the business of Company, (y) solicit or accept any business from any client or active prospect of the Company that was a client or active prospect of the Company at any time during the one (1) year period prior to the Executive's termination of employment with the Company, or (z) solicit for employment, recruit or hire any person who was an employee or independent contractor to the Company at any time during the one (1) year period prior to the Executive's termination of employment with the Company. Any investment the Executive may make in a business in competition with Company shall not be considered to give rise to a violation of this covenant if the following three conditions are met: (a) the stock of such business is publicly traded, (b) the Executive's equity interest in such business does not exceed three percent (3%) of the aggregate outstanding equity interests of such business and (c) the Executive does not otherwise participate in the management or operational affairs of such business. For purposes of this Agreement, the Restricted Area shall be the world.

     8. Non-Disparagement. The Executive agrees not to take any action or make any statement, written or oral, that disparages the Company or any of the Company's shareholders, directors, officers, employees or agents, or that has the intended or foreseeable effect of harming the Company's reputation or the personal or business reputation of any of the Company's directors, officers, employees or agents.

     9. Representation and Warranty of the Executive. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and the Proprietary Information Agreement and to perform all of the obligations on his part to be performed hereunder and thereunder in accordance with its terms, and that he is not a party to any agreement or understanding, written or oral, that could prevent him from entering into this Agreement or the Proprietary Information Agreement or performing all of his obligations hereunder and thereunder.

     10. General Provisions.

          (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions or any part hereof.


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          (b) Interpretation. The singular includes the plural, and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

          (c) Governing Law. This Agreement is intended to operate as a contract under seal and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws rules. EACH PARTY WAIVES ITS RIGHT TO CLAIM A TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS AGREEMENT. The parties hereby consent to the exclusive jurisdiction of the courts of the United States of America and of the State of New York, both sitting in New York, New York, for any action, suit or proceeding arising out of or relating to this Agreement, and waive any objection which they may now or hereafter have to the laying of venue of any such action brought in such courts.

          (d) Enforcement. The Executive recognizes and agrees that enforcement of this Agreement and the Confidentiality Agreement is necessary to ensure the preservation, protection and continuity of the business, confidential and proprietary information and goodwill of the Company, and accordingly agrees that the covenants, agreements and restrictions set forth herein are reasonable as to time and scope. The Executive also acknowledges and agrees that any actual or threatened breach by the Executive of this Agreement would result in irreparable damage to the Company and that money damages would not provide an adequate remedy to the Company. Accordingly, the Executive agrees that in the event of any such breach, the Company shall have, in addition to any and all remedies of law, the right to have the provisions of this Agreement and the Confidentiality Agreement specifically enforced and to obtain injunctive and other equitable relief to enforce the provisions of this Agreement. Each of the undertakings of the Executive set forth in this Agreement shall be construed as independent covenants and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions imposed on the Executive by, and the undertakings of the Executive set forth in, this Agreement.

          (e) Entire Agreement; No Representations. This Agreement constitutes the entire agreement between the Executive and the Company concerning the terms and conditions of the Executive's employment with the Company and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Executive and the Company, including without limitation the Kriton Agreement.

          (f) Consultation with Counsel; No Representations. The Executive acknowledges and agrees that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any warranties, representations or promises to the Executive regarding the meaning or implication of any provision of this Agreement, other than as stated herein or therein.


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          (g) Modification; Waiver. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company. The failure of either party at any time to require the performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same provision.

          (h) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns and to the benefit of the Company's directors, officers, employees and agents, provided that the Executive may not assign this Agreement or any of his rights hereunder to any other person.

          (i) Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (including by any commercial courier service) or five (5) days after mailing by United States certified or registered mail, return receipt requested, postage prepaid, to a party at his or its address set forth at the beginning of this Agreement or such other address as either party may furnish to the other by notice in writing, except that notices of change of address shall be effective only upon receipt.

          (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.

                                        EXECUTIVE:


                                        /s/ Jeffrey Adrian LaRose
                                        ----------------------------------------
                                        Jeffrey Adrian LaRose


                                        COMPANY:

                                        HEARTWARE, INC.


                                        By: /s/ Seth L. Harrison, MD
                                            ------------------------------------
                                            Seth L. Harrison
                                            President and CEO


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